GUARANTEE AGREEMENT

By and Between

OMNICARE, INC.,

as Guarantor

and

JPMORGAN CHASE BANK,

as Guarantee Trustee

Dated as of June 13, 2003

Cross Reference Table*

Section of Trust Indenture Act of 1939, as amended	Section of Guarantee Agreement
310(a)	4.1
310(b)	2.8; 4.1
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
312(c)	Inapplicable
313(a)	2.3
313(b)	2.3
313(c)	2.3
313(d)	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d)	Inapplicable
314(e)	2.5; 9.5
314(f)	Inapplicable
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1(c)
315(d)	3.1(e)
316(a)	2.6; 5.4
316(b)	5.3
316(c)	Inapplicable
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1(b)
318(b)	2.1
318(c)	2.1(b)

*	This cross-reference table does not constitute part of the agreement and shall not have any bearing upon the interpretation of any of its terms or provisions.

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Table of Contents

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GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (the “Guarantee”) dated as of June 13, 2003, is executed and delivered by Omnicare, Inc., a Delaware business corporation (the “Guarantor”), and JPMorgan Chase Bank, a New York banking corporation, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Trust PIERS and Trust Common Securities (each as defined herein) of Omnicare Capital Trust I, a Delaware statutory trust (the “Trust”).

WHEREAS, pursuant to an Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of June 13, 2003, among the Guarantor, in its capacity as Depositor, JPMorgan Chase Bank, in its capacity as Property Trustee, Chase Manhattan Bank USA, National Association, in its capacity as Delaware Trustee, and David W. Froesel, Jr. and Thomas Marsh, as Administrative Trustees, and the Holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust is issuing on the date hereof (i) 6,000,000 convertible trust preferred securities, having an aggregate liquidation amount of $300,000,000, plus up to 900,000 convertible trust preferred securities having an aggregate liquidation amount of $45,000,000 upon exercise of the underwriters’ over-allotment option, such convertible trust preferred securities being designated the Trust Preferred Income Equity Redeemable Securities (PIERS) (the “Trust PIERS”) and (ii) 185,567 trust common securities having an aggregate liquidation amount of $9,278,350, plus up to 27,835 trust common securities having an aggregate liquidation amount of $1,391,750 upon exercise of the underwriters’ over-allotment option, such trust common securities being designated Trust Common Securities (the “Trust Common Securities” and, together with the Trust PIERS, the “Trust Securities”); and

WHEREAS, as incentive for the Holders to purchase the Trust PIERS, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Guarantee, to pay to the Holders of the Trust PIERS the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the purchase by each Holder of Trust PIERS, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee for the benefit of such Holders.

ARTICLE I

INTERPRETATION AND DEFINITIONS

Section 1.1 Definitions.

“6  1/8% Senior Subordinated Notes” means $250 million in aggregate principal amount of 6  1/8% Senior Subordinated Notes due 2013 issued by the Guarantor on June 13, 2003 under the Base Indenture as supplemented by that certain First Supplemental Indenture, dated as of June 13, 2003, among the Guarantor, each of the guarantors named therein and SunTrust Bank, as trustee.

“5% Convertible Debentures” means $345 million aggregate principal amount of 5% Convertible Subordinated Notes due 2007 issued by the Guarantor on December 10, 1997 under that certain indenture, dated as of December 10, 1997, between the Guarantor and Bank One, as trustee.

“8 1/8% Senior Subordinated Notes” means $375 million aggregate principal amount of 8 1/8% Senior Subordinated Notes due 2011 originally issued by the Guarantor on March 20, 2001, including registered notes issued in exchange for such notes, under that certain indenture, dated as of March 20, 2001, among the Guarantor, each of the guarantors named therein and SunTrust Bank, as trustee.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” has the meaning specified in the Trust Agreement.

“Contingent Distributions” has the meaning specified in the Trust Agreement.

“Convertible Debentures” means the series of convertible debentures issued by the Guarantor under the Indenture designated the “4.00% Junior Subordinated Convertible Debentures due 2033” held by the Property Trustee on behalf of the Trust.

“Corporate Trust Office” means the office of the Guarantee Trustee at which its corporate trust business shall be principally administered, which on the date hereof is 4 New York Plaza, 15th Floor, New York, New York 10004.

“Covered Person” means a Holder or beneficial owner of Trust PIERS.

“Credit Agreement” means the credit agreement, dated as of June 13, 2003, by and among the Guarantor, the lenders parties thereto, SunTrust Bank, as administrative agent, SunTrust Capital Markets, Inc., as joint lead arranger and joint book runner, J.P. Morgan Securities Inc., as joint lead arranger and joint book runner, JPMorgan Chase Bank, as joint syndication agent, Wachovia Securities, LLC, as joint lead arranger, Wachovia Bank, National Association, as joint documentation agent, Lehman Commercial Paper Inc., as joint syndication agent, UBS Securities LLC, as joint documentation agent, and CIBC Inc., providing for up to $500 million of revolving credit borrowings and up to $250 million of term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Depositor” has the meaning specified in the Trust Agreement.

“Distributions” has the meaning specified in the Trust Agreement.

“Event of Default” has the meaning specified in the Indenture.

“Extension Period” means such period or periods as the Guarantor shall defer the payment of interest (other than contingent interest) on the Convertible Debentures pursuant to the terms thereof and pursuant to the Indenture.

“Global Security” has the meaning specified in the Trust Agreement.

“Guarantee Event of Default” means a default by the Guarantor on any of its payment obligations under this Guarantee.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Trust PIERS, to the extent not paid by or on behalf of the Trust: (i) any accrued and unpaid Distributions, including Contingent Distributions, that are required to be paid on such Trust PIERS to the extent the Trust has sufficient funds legally and immediately available therefor at the time, (ii) the Redemption Price for any Trust PIERS called for redemption, including all accrued and unpaid Distributions (including Contingent Distributions) to the date of redemption, to the extent the Trust shall have sufficient funds legally and immediately available therefor at the time or (iii) upon a dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of Trust PIERS as provided in the Trust Agreement or the redemption of all the Trust PIERS), the lesser of (a) the sum of the liquidation amount and all accrued and unpaid Distributions (including Contingent Distributions) on the Trust PIERS to the date of payment, to the extent the Trust has sufficient funds legally and immediately available therefor at the time and (b) the amount of assets of the Trust remaining available for distribution to Holders of Trust PIERS in liquidation of the Trust (in either case, the “Liquidation Distribution”).

“Guarantee Trustee” means JPMorgan Chase Bank, a New York banking corporation, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee and thereafter means each such Successor Guarantee Trustee.

“Guarantor” has the meaning specified in the recitals hereto.

“Holder” shall mean any holder, as registered on the books and records of the Trust, of any Trust PIERS; provided, however, that in determining whether the holders of the requisite percentage of Trust PIERS have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor or any Affiliate of the Guarantor.

“Indemnified Person” means the Guarantee Trustee, or any officers, directors, employees, shareholders or agents of the Guarantee Trustee.

“Indenture” means the Subordinated Debt Securities Indenture, dated as of June 13, 2003, between the Guarantor and SunTrust Bank, as trustee (the “Base Indenture”), as supplemented by that Second Supplement Indenture, dated as of June 13, 2003, between the Guarantor and SunTrust Bank, as trustee, pursuant to which the Convertible Debentures are issued.

“Liquidation Distribution” has the meaning specified in the definition of “Guarantee Payments” above.

“List of Holders” has the meaning assigned to it in Section 2.2 hereof.

“Majority in Liquidation Amount” means Holders of outstanding Trust PIERS, voting separately as a class, who are the record owners of more than 50% of the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions, including Contingent Distributions, to the date upon which the voting percentages are determined) of all outstanding Trust PIERS. In determining whether the Holders of the requisite amount of Trust PIERS have voted, Trust PIERS which are owned by the Guarantor or any Affiliate of the Guarantor or any other obligor on the Trust PIERS shall be disregarded for the purpose of any such determination; provided that, in determining whether the Guarantee Trustee shall be protected in relying upon any such determination, only Trust PIERS which a Responsible Officer of the Guarantee Trustee actually knows are so owned shall be so disregarded.

“Officer” means the Chairman of the Board, any Vice Chairman, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Guarantor.

“Officers’ Certificate” means a certificate signed by the Chairman of the Board, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, of the Guarantor, and delivered to the Trustee. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee shall include:

(a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definitions relating thereto;

(b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

(c) a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company, and who shall be acceptable to the Guarantee Trustee.

“Other Debentures” means all junior subordinated debentures issued by the Guarantor from time to time and sold to any other trust, partnership or other entity affiliated with, established by or to be established by the Guarantor that is a financing vehicle of the Guarantor, if any, in each case similar to the Issuer.

“Other Guarantees” means all guarantees to be issued by the Guarantor with respect to capital securities (if any) similar to the Trust Securities issued by any other trust, partnership or other entity affiliated with, established by or to be established by the Guarantor, if any, in each case similar to the Issuer.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company or corporation, unincorporated organization or government or any agency or political subdivision thereof.

“Property Trustee” has the meaning specified in the Trust Agreement.

“Redemption Price” has the meaning specified in the Trust Agreement.

“Registrar” has the meaning specified in the Trust Agreement.

“Responsible Officer” means, with respect to the Guarantee Trustee, any officer of the Guarantee Trustee within the Institutional Trust Services—Conventional Debt Unit or any

successor group of the Guarantee Trustee located at the Corporate Trust Office who has direct responsibility for the administration of this Guarantee and for purposes of Sections 2.7(a) and 3.1(d)(ii) also means, with respect to a particular corporate trust matter, any other officer to whom any corporate trust matter is referred because of his or her knowledge of and familiarity with a particular subject.

“Senior Indebtedness” has the meaning specified in the Indenture.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust” has the meaning specified in the Trust Agreement.

“Trust Agreement” means the Amended and Restated Trust Agreement, dated as of June 13, 2003, as the same may be modified, amended or supplemented in accordance with the applicable provisions thereof, including all exhibits thereto, including, for all purposes of such Amended and Restated Trust Agreement and any modification, amendment or supplement, the provisions of the Trust Indenture Act that are deemed to be a part of and govern such Amended and Restated Trust Agreement and any such modification, amendment or supplement thereto, respectively.

“Trust PIERS” has the meaning specified in the recitals hereto. In the event that pursuant to the Underwriting Agreement, dated as of June 10, 2003, among the Trust, the Guarantor and the underwriters party thereto, the Trust and the Guarantor grant an Underwriters’ Overallotment Option (as defined in the Trust Agreement) to certain underwriters such that an additional amount of Trust PIERS may be issued pursuant to the terms of the Trust Agreement, then the defined term “Trust PIERS” shall include such additional Trust PIERS.

“Trust Securities” has the meaning specified in the recitals hereto.

“TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

Section	1.2 Incorporation by Reference of Trust Indenture Act.

Whenever this Guarantee refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Guarantee. All terms used in this Guarantee that are defined by the TIA, defined by the TIA’s reference to another statute or defined by Securities and Exchange Commission rule under the TIA and not otherwise defined herein are used herein as so defined.

Section 1.3 Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) “or” is not exclusive;

(c) words in the singular include the plural, and in the plural include the singular;

(d) provisions apply to successive events and transactions;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Guarantee as a whole and not to any particular Article, Section or other subdivision; and

(f) references to Sections, Subsections and Articles herein are references to Sections, Subsections and Articles of this Guarantee.

ARTICLE II

TRUST INDENTURE ACT

Section 2.1 Trust Indenture Act; Application.

(a) This Guarantee is subject to the provisions of the TIA that are required to be part of this Guarantee and shall, to the extent applicable, be governed by such provisions.

(b) If and to the extent that any provision of this Guarantee limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the TIA, such imposed duties shall control.

Section 2.2 Lists of Holders.

(a) The Guarantor shall furnish to the Guarantee Trustee (unless the Guarantee Trustee is otherwise the registrar of the Trust Securities) a list of the names and addresses of the Holders (“List of Holders”) in such form and as of such date as the Guarantee Trustee may reasonably require. The Guarantor shall furnish such List of Holders (i) within 30 days after receiving a written request from the Guarantee Trustee, such list to be as of a date no more than 15 days before such list is provided to the Guarantee Trustee, and (ii) unless the Trust PIERS are represented by one or more Global Securities, at least one Business Day prior to the date for payment of Distributions, such list to be as of the record date relating to the payment of such Distributions. However, the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor or at any time the Guarantee Trustee is the Registrar under the Trust Agreement. The Guarantee Trustee shall preserve, in as current a form as is reasonably practicable, all information contained in any List of Holders given to it, provided that the Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Guarantee Trustee shall comply with its obligations under Section 311(a) of the TIA, subject to Section 311(b) of the TIA, and Section 312(b) of the TIA.

Section 2.3 Reports by Guarantee Trustee.

Within 60 days after June 1 of each year (commencing with the year of the first anniversary of the issuance of the Trust PIERS), the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313(a) of the TIA (if any) in the form and in the manner provided by Section 313 of the TIA. The Guarantee Trustee shall also comply with the other requirements of Section 313 of the TIA. The Guarantor shall promptly notify the Guarantee Trustee when the Trust PIERS are listed on any stock exchange.

Section 2.4 Periodic Reports to Guarantee Trustee.

The Guarantor shall provide to the Guarantee Trustee such documents, reports and information as required by Section 314 (if any) of the TIA and the compliance certificate required by Section 314(a)(4) of the TIA in the form, in the manner and at the times required by Section 314 of the TIA, provided that such compliance certificate shall be delivered on or before 120 days after the end of each fiscal year of the Guarantor. Delivery of documents, reports and information required by said Section 314 to the Guarantee Trustee is for informational purposes only and the Guarantee Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Guarantee Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 2.5 Evidence of Compliance with Conditions Precedent.

The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Guarantee that relate to any of the matters set forth in Section 314(c) of the TIA. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) of the TIA may be given in the form of an Officers’ Certificate. Any opinion of counsel to be given by counsel pursuant to Section 314(c)(2) of the TIA may be given in the form of an Opinion of Counsel.

Section 2.6 Guarantee Event of Default; Waiver.

The Holders of a Majority in Liquidation Amount of the Trust PIERS may, by vote or written consent, on behalf of all of the Holders, waive any past Guarantee Event of Default and its consequences, except a Guarantee Event of Default in respect of any covenant or provision hereof which cannot be modified or amended without the consent of each Holder. Upon such waiver, any such Guarantee Event of Default shall cease to exist, and any Guarantee Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee, but no such waiver shall extend to any subsequent or other default or Guarantee Event of Default or impair any right consequent thereon.

Section 2.7 Guarantee Event of Default; Notice.

(a) If a Guarantee Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Guarantee Trustee, the Guarantee Trustee shall mail by first-class postage prepaid to each Holder notice of a Guarantee Event of Default within 90 days after it occurs or, if later, after a Responsible Officer of the Guarantee Trustee has knowledge of such Guarantee Event of Default. The Guarantee Trustee may withhold the notice if and so long as its corporate trust committee or a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

(b) The Guarantee Trustee shall not be deemed to have knowledge of any Guarantee Event of Default unless a Responsible Officer of the Guarantee Trustee shall have received written notice of such Guarantee Event of Default.

Section 2.8 Conflicting Interests.

The Trust Agreement shall be deemed to be specifically described in this Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the TIA.

ARTICLE III

POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE

Section 3.1 Duties of Guarantee Trustee

(a) This Guarantee shall be held by the Guarantee Trustee on behalf of the Trust for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee to any Person except a Holder exercising his or her rights pursuant to Section 5.4 or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee in and to this Guarantee shall automatically vest in any Successor Guarantee Trustee, and such vesting and succession of title shall be effective upon acceptance of appointment whether or not conveyance documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) If a Guarantee Event of Default has occurred and is continuing, the Guarantee Trustee shall have the right to enforce this Guarantee for the benefit of the Holders.

(c) The Guarantee Trustee, before the occurrence of any Guarantee Event of Default and after the curing or waiving of all Guarantee Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Guarantee, and no implied covenants shall be read into this Guarantee against the Trustee. If a Guarantee Event of Default has occurred and is continuing, the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee and use the same degree of care and skill in its exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(d) No provision of this Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Guarantee Events of Default that may have occurred:

(A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee; and

(B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee;

(ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of a Majority in Liquidation Amount of the Trust PIERS relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee; and

(iv) no provision of this Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee or adequate indemnity against such risk or liability is not reasonably assured to it.

(e) Whether or not expressly so provided, every provision of this Guarantee relating to the conduct or affecting the liability of or affording protection to the Guarantee Trustee shall be subject to the provisions of this Section 3.1 and Section 8.1.

Section 3.2 Rights of Guarantee Trustee.

(a) Subject to the provisions of Section 3.1:

(i) the Guarantee Trustee may rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;

(ii) any direction or act of the Guarantor contemplated by this Guarantee may be sufficiently evidenced by an Officers’ Certificate;

(iii) whenever, in the administration of this Guarantee, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;

(iv) the Guarantee Trustee may consult with counsel of its choice, and the advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion; such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees; the Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee from any court of competent jurisdiction;

(v) the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion,

report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;

(vi) the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(vii) the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee at the request or direction of any of the Holders, unless such Holders shall have provided to the Guarantee Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided, that nothing contained in this Section 3.2(a)(vii) shall be taken to relieve the Guarantee Trustee, upon the occurrence of a Guarantee Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee pursuant to the last sentence of Section 3.1(c) hereof; and

(viii) whenever in the administration of this Guarantee, the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request written instructions from the Holders of a Majority in Liquidation Amount of the Trust PIERS, (B) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received and (C) shall be fully protected in relying on or acting in accordance with such written instructions.

(b) No provision of this Guarantee shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent to act in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.

Section 3.3 Not Responsible for Recitals or Issuance of Guarantee

The recitals contained in this Guarantee shall be taken as the statements of the Guarantor, and the Guarantee Trustee does not assume any responsibility for their correctness. The Guarantee Trustee makes no representations as to the validity or sufficiency of this Guarantee.

ARTICLE IV

GUARANTEE TRUSTEE

Section 4.1 Eligibility; Disqualification.

(a) This Guarantee shall always have a Guarantee Trustee who satisfies the requirements of Sections 310(a)(1), (2) and (5) of the TIA. The Guarantee Trustee shall always have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Guarantee Trustee shall comply with Section 310(b) of the TIA. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c) of the TIA.

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the TIA, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the TIA, subject to the penultimate paragraph thereof.

Section 4.2 Appointment, Removal and Replacement of Guarantee Trustee.

(a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

(b) The Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If a Successor Guarantee Trustee does not take office within 60 days after the retiring Guarantee Trustee resigns or is removed, the retiring Guarantee Trustee may petition any court of competent jurisdiction for the appointment of a Successor Guarantee Trustee.

(e) If the Guarantee Trustee fails to comply with Section 4.1, any Holder may petition any court of competent jurisdiction for the removal of the Guarantee Trustee and the appointment of a Successor Guarantee Trustee.

(f) A Successor Guarantee Trustee shall deliver a written acceptance of its appointment to the retiring Guarantee Trustee and to the Guarantor. Immediately after that, the retiring Guarantee Trustee shall transfer all property held by it as Guarantee Trustee to the Successor Guarantee Trustee, the resignation or removal of the retiring Guarantee Trustee shall become effective, and the Successor Guarantee Trustee shall have all the rights, powers and duties of the Guarantee Trustee under this Guarantee. A Successor Guarantee Trustee shall mail a notice of its succession to each Holder. Notwithstanding replacement of the Guarantee Trustee pursuant to this Section 4.2, the Guarantor’s obligations under Section 8.2 hereof shall continue for the benefit of the retiring Guarantee Trustee with respect to expenses and liabilities incurred by it prior to such replacement.

ARTICLE V

GUARANTEE

Section 5.1 Guarantee.

The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert against any Person. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.

Notwithstanding anything to the contrary herein, the Guarantor retains all of its rights to extend the interest payment period on the Convertible Debentures to the extent permitted by the Indenture and the Guarantor shall not be obligated hereunder to make any Guarantee Payments during any Extension Period with respect to the Distributions (other than Contingent Distributions) on the Trust PIERS.

Section 5.2 Waiver of Notice and Demand.

The Guarantor hereby waives notice of acceptance of this Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.3 Obligations Not Affected.

The obligations, covenants, agreements and duties of the Guarantor under this Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) The release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Trust PIERS to be performed or observed by the Trust;

(b) The extension of time for the payment by the Trust of all or any portion of the Distributions (other than Contingent Distributions), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Trust PIERS or the extension of time for the performance of any other obligation under, arising out of, or in connection with the Trust PIERS (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Convertible Debentures permitted by the Indenture);

(c) Any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Trust PIERS, or any action on the part of the Trust granting indulgence or extension of any kind;

(d) The voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

(e) Any invalidity of, or defect or deficiency in, the Trust PIERS;

(f) The settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) Any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Guarantee Trustee or the Holders to give notice to or obtain consent of the Guarantor or any other Person with respect to the happening of any of the foregoing. No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind or nature that the Guarantor has or may have against any Holder shall be available hereunder to the Guarantor against such Holder to reduce the payments to it under this Guarantee.

Section 5.4 Rights of Holders.

The Guarantor expressly acknowledges that: (i) this Guarantee will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Amount of the Trust PIERS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee, without first instituting a legal proceeding against or requesting or directing that action be taken by the Guarantee Trustee or any other Person; it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Guarantee to affect, disturb or prejudice the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under this Guarantee, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Section 5.5 Guarantee of Payment.

This Guarantee creates a guarantee of payment and not of collection.

Section 5.6 Subrogation.

The Guarantor shall be subrogated to all (if any) rights of the Holders against the Trust in respect of any amounts paid to such Holders by the Guarantor under this Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Guarantee Trustee for the benefit of the Holders.

Section	5.7 Independent Obligations.

The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Trust PIERS, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee notwithstanding the occurrence of any event referred to in subsections 5.3(a) through 5.3(g), inclusive, hereof.

ARTICLE VI

LIMITATIONS ON TRANSACTIONS; SUBORDINATION

Section 6.1 Limitations on Transactions.

(a) So long as any Trust PIERS remain outstanding, if (i) there shall have occurred any Event of Default under the Indenture or any event of which the Guarantor has actual knowledge that with the giving of notice or the lapse of time or both, would constitute an Event of Default under the Indenture and in respect of which the Guarantor shall not have taken reasonable steps to cure, (ii) there shall be a Guarantee Event of Default or (iii) the Guarantor shall have given notice of its election of an Extension Period as provided in the Indenture and the certificate evidencing the Convertible Debentures and shall not have rescinded such notice, or such Extension Period or any extension thereof shall be continuing, then the Guarantor shall not:

(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Guarantor’s capital stock (other than (a) purchases of the Guarantor’s capital stock in connection with employee, director or agent benefit plans and under any dividend reinvestment or stock purchase plan, (b) in connection with the reclassification of any class or series of the Guarantor’s capital stock or the exchange or conversion of one class or series of the Guarantor’s capital stock for or into another class or series of the Guarantor’s capital stock, (c) the payment of any dividend within 60 days after the date of the declaration of a dividend if, at the date of declaration, (x) if paid on that date, the payment of such dividend would not have been prohibited by an election to defer interest payments pursuant to the Indenture and (y) the declaration of such dividend is in accordance with the Guarantor’s dividend policy in effect immediately prior to its declaration of such dividend, (d) the purchase of fractional interests in shares of the Guarantor’s capital stock in connection with the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (e) dividends or distributions payable in the Guarantor’s capital stock, or options, warrants or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, (f) any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or issuances of stock under any such plan in the future, or redemptions or repurchases of any such rights pursuant thereto, (g) the purchase of the Guarantor’s common stock, or securities convertible or exercisable for the Guarantor’s common stock, in satisfaction of the Guarantor’s obligation under an acquisition transaction that the Guarantor has entered into prior to the beginning of such Extension Period, in an amount not greater than $10 million in the aggregate in any such Extension Period or (h) repurchases of the Guarantor’s common stock in connection with acquisitions of businesses made by the Guarantor or any of its subsidiaries (which repurchases are made in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

(ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including Other Debentures) issued by the Guarantor expressed to rank pari passu with or junior or subordinated to the Convertible Debentures, in each case other than through the issuance or exchange of debt securities that are expressed to rank pari passu with or junior or subordinated to the Convertible Debentures; or

(iii) make any guarantee payments with respect to any guarantee by the Guarantor of the debt securities (including other guarantees) of the Guarantor’s subsidiaries, if such guarantee is expressed to rank pari passu with or junior or subordinated in interest to the Convertible Debentures, other than payments under the Guarantee or any Other Guarantee.

Section 6.2 Subordination.

This Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to Senior Indebtedness of the Guarantor (as defined in the Indenture), to the same extent and in the same manner that the Convertible Debentures are subordinated to Senior Indebtedness of the Guarantor pursuant to the Indenture, (ii) pari passu with the Convertible Debentures, any Other Debentures and any Other Guarantee, and (iii) senior to the Guarantor’s capital stock. Nothing in this Section 6.2 shall apply to claims of, or payments to, the Guarantee Trustee under or pursuant to Section 8.2 hereof.

ARTICLE VII

TERMINATION

Section	7.1 Termination.

This Guarantee shall terminate upon:

(a) payment in full of the Redemption Price of all Trust PIERS,

(b) distribution of the Convertible Debentures to the Holders in exchange for all the outstanding Trust PIERS,

(c) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust, or

(d) conversion of all outstanding Trust PIERS in accordance with the terms of the Trust Agreement.

Notwithstanding the foregoing, this Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid under the Trust PIERS or under this Guarantee.

Article VIII

INDEMNIFICATION

Section 8.1 Exculpation.

(a) No Covered Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Indemnified Person for any loss, damage, liability, expense or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s negligence, bad faith or willful misconduct with respect to such acts or omissions.

(b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders might properly be paid.

Section 8.2 Compensation and Indemnity.

(a) The Guarantor shall pay to the Guarantee Trustee from time to time reasonable compensation for its services. The Guarantee Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Guarantor shall reimburse the Guarantee Trustee upon request for all reasonable out-of-pocket expenses incurred by it. Such expenses shall include the reasonable compensation and expenses of the Guarantee Trustee’s agents and counsel.

(b) The Guarantor shall indemnify each of the Indemnified Persons (including the reasonable cost and expense of defending itself) against any loss, liability or expense incurred by it except as set forth in the next paragraph in the performance of its duties under this Guarantee. An Indemnified Person shall notify the Guarantor promptly of any claim for which it may seek indemnity. The Guarantor shall defend the claim and the Indemnified Person shall cooperate in the defense. An Indemnified Person may employ separate counsel and the Guarantor shall pay the reasonable fees and expenses of such counsel if the named parties to any such proceeding include such Indemnified Person and the Guarantor and there may be one or more legal defenses available to the Indemnified Person that are different from or in addition to those available to the Guarantor or if there is a conflict of interest. The Guarantor need not pay for any settlement made without its prior written consent, which consent shall not be unreasonably withheld.

(c) The Guarantor need not reimburse any expense or indemnify against any loss or liability incurred by an Indemnified Person through such Indemnified Person’s negligence or willful misconduct.

(d) In addition to and without prejudice to its rights hereunder, when the Guarantee Trustee incurs expenses or renders services after a Bankruptcy Event (as defined in the Trust Agreement) with respect to the Guarantor occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, receivership, insolvency or similar law.

(e) The provisions of this Section 8.2 shall survive the satisfaction and discharge of this Guarantee, the resignation or removal of the Guarantee Trustee and the termination of this Guarantee for any reason.

(f) “Guarantor Trustee” for the purposes of this Section 8.2 shall include any predecessor Guarantee Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Guarantee Trustee shall not affect the rights of any other Guarantee Trustee hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Successors and Assigns.

All guarantees and agreements contained in this Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Guarantee Trustee, any Successor Guarantee Trustee and the Holders from time to time of the Trust PIERS then outstanding. Except in connection with a consolidation, merger, sale or conveyance involving the Guarantor that is permitted by Article 5 of the Base Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

Section 9.2 Amendments.

Except with respect to any changes that do not materially adversely affect the rights of the Holders (in which case no consent of the Holders will be required), this Guarantee may not be amended without the prior approval of the Holders of at least a Majority in Liquidation Amount of the Trust PIERS. The provisions of Section 11.2 of the Trust Agreement with respect to meetings of, and action by written consent of, the Holders apply to the giving of such approval.

Section 9.3 Notices.

Any notice or communication by the Guarantor or the Guarantee Trustee to the other shall be given in writing and delivered in Person or mailed by first-class mail:

(a)	if to the Guarantor:

Omnicare, Inc.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

Attention: Cheryl D. Hodges

Senior Vice President and Secretary

Fax: (312) 392-3360

(b)	if to the Trust:

Omnicare Capital Trust I

c/o Omnicare, Inc.

100 East RiverCenter Boulevard

Covington, Kentucky 41011

Attention: Cheryl D. Hodges

Senior Vice President and Secretary

Fax: (312) 392-3360

(c)	if to the Guarantee Trustee:

JPMorgan Chase Bank

4 New York Plaza, 15th Floor

New York, New York 10004

Attention: Institutional Trust Services

Fax: (212) 623-6167

The Guarantor, the Trust or the Guarantee Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder shall be mailed by first-class mail to the address shown on the books and records of the Trust. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If the Guarantor mails a notice or communication to Holders, it shall mail a copy to the Guarantee Trustee at the same time.

All notices and communication by the Guarantor or the Guarantee Trustee to the other shall be deemed to have been given when received by the recipient except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 9.4 Counterparts.

This Guarantee may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.5 Benefit.

This Guarantee is solely for the benefit of the Holders and, subject to Section 3.1(a), is not separately transferable from the Trust PIERS.

Section 9.6 Governing Law.

THIS GUARANTEE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of the day and year first above written.

OMNICARE, INC., as Guarantor

By:	/S/ JOEL F. GEMUNDER
Name:	Joel F. Gemunder
Title:	President and Chief Executive Officer

JPMORGAN CHASE BANK, as Guarantee Trustee

By:	/S/ WILLIAM G. KEENAN
Name:	William G. Keenan
Title:	Vice President